Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) made as of May 10, 2005, among PEM Holding Co., a Delaware corporation (“Purchaser”), PN Merger Sub, Inc., a Delaware corporation (“Sub”), and Penn Engineering & Manufacturing Corp., a Delaware corporation (the “Company”).

BACKGROUND:

Purchaser, Sub and the Company are parties to a certain Agreement and Plan of Merger dated as of January 17, 2005 (the “Agreement”).

Purchaser, Sub and the Company now desire to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, Purchaser, Sub and the Company, each intending to be legally bound hereby, agree as follows:

1. Section 6.6(h). The reference to “$5.0 million” in Section 6.6(h) shall be amended to “$4.0 million”.

2. Section 6.6(l). The reference to “$5.0 million” in Section 6.6(l) shall be amended to “$4.0 million”.

3. Miscellaneous.

3.1 All references to the Agreement in any documents and instruments executed by the parties in connection with the Agreement shall be deemed to refer to the Agreement as the same has been amended through the date hereof, and as the same may be amended in the future.

3.2 This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

3.3 The Agreement and this Amendment may be modified or amended by the parties hereto only by a written agreement executed by all parties.

3.4 Except as expressly amended hereby, all of the terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in every respect. All references in the Agreement to “the Merger Agreement” or “this Agreement” shall be deemed to refer to the Agreement, as amended by this Amendment.

3.5 This Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEM HOLDING CO.

By:	/s/ ERIC RUTTENBERG
Name:	Eric Ruttenberg
Title:	Chief Executive Officer and President

PN MERGER SUB, INC.

By:	/s/ ERIC RUTTENBERG
Name:	Eric Ruttenberg
Title:	Chief Executive Officer and President

PENN ENGINEERING & MANUFACTURING CORP.

By:	/s/ MARTIN BIDART
Name:	Martin Bidart
Title:	President and Chief Operating Officer